EXHIBIT 99.2
FOR IMMEDIATE RELEASE

September 23, 2002

CONTACT:
Daryl G. Byrd, President and CEO (337) 267-4458 Ext. 4708
John R. Davis, Senior Executive Vice President (919) 676-7641

IBERIABANK Corporation Increases Cash Dividend 11%

Lafayette, Louisiana — The Board of Directors of IBERIABANK Corporation (NASDAQ: IBKC), announced the declaration of a quarterly cash dividend of $0.20 per share, up 11% versus the quarter ended June 30, 2002. The dividend is payable on October 18, 2002 to shareholders of record as of October 4, 2002. This dividend level equates to an annualized dividend rate of $0.80 per share. Based on the closing stock price on September 20, 2002 of $38.40 per share, the indicated dividend yield is 2.08%. The dividend payout ratio, defined as quarterly dividends per share divided by fully diluted earnings per share, was 30.5% for the third quarter of 2001 and 24.0% in the second quarter of 2002. On a pro forma basis, the dividend rate announced today would raise the payout ratio to 26.7%.

Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK Corporation commented, “We are delighted to provide our shareholders a significant increase in our quarterly dividend. Our continued earnings improvement and the capital strength of our Company position us well for the future. We believe this demonstrates our confidence in the well being and strategic direction of IBERIABANK Corporation.”

At June 30, 2002, IBERIABANK Corporation had assets of $1.44 billion, deposits of $1.19 billion and stockholders’ equity of $144 million, which equals 9.99% of assets. IBERIABANK Corporation common stock trades on the NASDAQ Stock Market under the symbol “IBKC”.

IBERIABANK Corporation shareholders may take advantage of the Company’s Dividend Reinvestment Plan. This program provides a convenient, economical way for shareholders to increase their holdings of the Company’s common stock. The shareholder pays no brokerage commissions or service charges while participating in the plan.

To enroll in IBERIABANK Corporation’s Dividend Reinvestment Plan, shareholders must have their stock certificate numbers and complete an enrollment form. Enrollment forms and a summary of the plan are available from the Registrar and Transfer Company by calling (800) 368-5948.

IBERIABANK operates 21 full service offices located in south central Louisiana, 10 full service offices located in north Louisiana and eight full service offices located in the greater New Orleans area. The deposits of IBERIABANK are insured by the Federal Deposit Insurance Corporation to the full extent provided for by law and regulation.